UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 25, 2007

ENERGY TRANSFER EQUITY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001–32740	30–0108820
(State or other jurisdiction	(Commission File Number)	(IRS. Employer
of incorporation)		Identification No.)
3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices, including zip code)
(214) 981–0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 8.01 Other Events.
     (a)  On September 25, 2007, Energy Transfer Equity, L.P. issued a press release announcing an increase in its quarterly distribution to unitholders. A copy of this press release is being furnished as an exhibit to this report and is incorporated herein by reference.
     (b)  Our partnership will be considered to have terminated for federal income tax purposes if transfers of units within a twelve month period constitute the sale or exchange of 50% or more of our capital and profit interests. In order to determine whether a sale or exchange of 50% or more of capital and profits interests has occurred, we review information available to us regarding transactions involving transfers of our units, including reported transfers of units by our affiliates and sales of units pursuant to trading activity in the public markets; however, the information we are able to obtain is generally not sufficient to make a definitive determination, on a current basis, of whether there have been sales and exchanges of 50% or more of our capital and profits interests within the prior twelve month period, and we may not have all of the information necessary to make this determination until several months following the time of the transfers that would cause the 50% threshold to be exceeded.
     Based on the information currently available to us, we believe and intend to take the position that the sale of our common units by Ray C. Davis and Natural Gas Partners VI, L.P. to Enterprise GP Holdings, L.P. on May 7, 2007, together with all other common units sold within the prior twelve months, represented a sale or exchange of 50% or more of the total interest in our capital and profits interests and resulted in our termination and immediate reconstitution as a new partnership for federal income tax purposes. Moreover, our termination resulted in a deemed transfer of all of our interests in Energy Transfer Partners, L.P. (“ETP”), causing a termination of ETP’s partnership for federal income tax purposes. These terminations do not affect our classification or the classification of ETP as a partnership for federal income tax purposes or otherwise affect the nature or extent of our “qualifying income” or the “qualifying income” of ETP for federal income tax purposes. The closing of our taxable years will result in us and ETP both filing two tax returns (and unitholders receiving two Schedule K-1’s) for one fiscal year. Moreover, these terminations will require both us and ETP to close our taxable years and to make new elections as to various tax matters. In addition, ETP will be required to reset the depreciation schedule for its depreciable assets for federal income tax purposes. The resetting of ETP’s depreciation schedule will result in a deferral of the depreciation deductions allowable in computing the taxable income allocated to the unitholders of ETP (including Heritage Holdings as the holder of our Class E units) and, consequently, to our unitholders. However, elections ETP and ETE will make with respect to the amortization of certain intangible assets should have the effect of reducing the amount of taxable income that would otherwise be allocated to ETE unitholders.
     We believe that the net effect of our tax termination and the tax termination of ETP will be an allocation for the 2007 calendar year of (i) an increased amount of taxable income as a percentage of the cash distributed to our unitholders who acquired their units prior to our initial public offering in February 2006 and (ii) a decrease in the amount of taxable income as a percentage of the cash distributed to our unitholders who purchased their units on or after the date of our initial public offering in February 2006. We estimate, based on our current distribution levels and various assumptions regarding the gross income and capital expenditures of ETP, that a unitholder who purchased our units on the date of our initial public offering or a new purchaser of our units would be allocated taxable income of less than 10% of the cash distributed to them for the 2008 calendar year. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our income or loss being includable in their taxable income for the year of termination.
Item 9.01 Financial Statements and Exhibits.
     (d)  Exhibits.  The following exhibits are being furnished herewith:

Exhibit No.	Description

99.1	Press Release of Energy Transfer Equity, L.P., dated September 25, 2007, announcing an increase in its quarterly distribution to unitholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner
By:	/s/ John W. McReynolds
John W. McReynolds,
President and Chief Financial Officer

Dated: September 25, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Energy Transfer Equity, L.P., dated September 25, 2007, announcing an increase in its quarterly distribution to unitholders.